EXHIBIT 10.1

February 28, 2013

Kenneth Peterson
1583 East New Bedford Drive
Salt Lake City, UT 84103

Re:    Expiration of Employment Agreement; Consulting Agreement

Dear Ken:
The purpose of this letter is to set forth our mutual agreements relating to (i) the cessation of your employment with Zions Bancorporation (“Zions” or the “Company”) upon the expiration of the term of the employment agreement between you and Zions, dated March 24, 2010 (the “Employment Agreement”), and (ii) the terms and conditions under which you will provide consulting services to Zions following cessation of your employment.

1.	Cessation of Employment
You and Zions agree that you will cease to be an employee of Zions upon expiration of the term of your Employment Agreement on April 28, 2013. In conjunction with the cessation of your employment, Zions agrees to pay you a lump sum cash payment in the amount of $548,333, payable as soon as practicable following expiration of the revocation period as defined in Paragraph 17 of the Release Agreement attached hereto as Exhibit A and incorporated herein by reference (the “Revocation Period”), provided that you execute the Release Agreement following cessation of your employment and do not revoke the Release Agreement during the Revocation Period. The payment described in this Section 1 shall be subject to applicable income and employment tax withholding.

2.	Purpose of Consulting Engagement; Performance of Services
Upon the terms and subject to the conditions of this letter, you agree to serve as a consultant to Zions during the Consulting Term (as defined below). As a consultant, you agree to perform the services as reasonably requested from time to time by the Chief Executive Officer (the “Services”). You agree that, following cessation of your employment with Zions, you are not authorized to, and agree not to, communicate with, or respond to any inquiry from, any third party in the name or on behalf of Zions without the prior consent of the Chief Executive Officer of Zions. Without limiting in any way your obligations under this Section 2, Zions and you confirm that your status as a consultant will not preclude you from pursuing other business activities as you determine, provided that the same are not inconsistent with your obligations under Section 7 of this letter. Zions confirms that, subject to the following sentence, you will not be expected to perform the Services at Zions’ offices in Salt Lake City, Utah, and agrees that you may perform the Services under this letter at such times and locations as you determine in your discretion. Notwithstanding the foregoing, you agree that, provided you have received reasonable advance notice and consistent with your availability, you will attend meetings at such times and locations as the Chief Executive Officer may reasonably request.

3.	Consulting Term; Fees
The term of your consulting arrangement is from May 1, 2013 through September 30, 2014, unless the arrangement is sooner terminated as provided in Section 4 (the “Consulting Term”). During the Consulting Term you will receive a consulting fee of $200,000 (“Quarterly Consulting Fee”) for each of the six full or partial calendar quarters during the Consulting Term (or aggregate consulting fees in the amount of $1,200,000 for the full Consulting Term), subject to your execution and non-revocation of the Release Agreement. Each such Quarterly Consulting Fee will be payable quarterly in advance on Zions’ first regularly-scheduled payroll date of each calendar quarter; provided, however, that the consulting fee for the portion of the second calendar quarter of 2013 that falls during the Consulting Term shall be payable as soon as practicable following the expiration of the Revocation Period but in no event later than Zions’ next regularly scheduled payroll date following expiration of the Revocation Period.
During the Consulting Term, Zions will also timely reimburse you for all actual out-of-pocket expenses reasonably incurred by you during the Consulting Term in connection with the Services (including the cost of any administrative support not provided by Zions), subject to Zions’ expense reimbursement policy as in effect from time to time. You agree that, during the Consulting Term, you will keep an appropriate accounting of your reimbursable expenses all in accordance with Zions’ applicable policies.

4.	Termination of Consulting Term
(a)    Either of you or Zions may terminate the Consulting Term for any reason before its scheduled expiration by providing not less than thirty (30) days’ prior written notice to the other party. If you terminate the Consulting Term before September 30, 2014, and, as of the effective date of such termination, any accrued Quarterly Consulting Fees remain unpaid (including a pro-rata Quarterly Consulting Fee for the calendar quarter during which such termination occurs), Zions shall pay all such amounts to you as soon as practicable following such termination. For certainty, you acknowledge that, except as otherwise provided in Section 4(b) of this letter, the Quarterly Consulting Fee will not accrue for any period following the date you terminate the Consulting Term. If Zions terminates the Consulting Term before September 30, 2014 for any reason, Zions shall pay to you, as soon as practicable following such termination, a lump sum amount in cash equal to the sum of (i) any accrued but unpaid Quarterly Consulting Fee through the date of termination and (ii) the remaining Quarterly Consulting Fee payments that you would have received had you continued to provide the Services through September 30, 2014.

(b)    If Zions (i) fails to pay for any reason any Quarterly Consulting Fee due under Section 3 when due and to cure such non-payment within 30 days of receipt of written notice from you that such payment is overdue or (ii) breaches its obligations to you under Section 7(c) of this letter, you shall have the right to terminate the Consulting Agreement immediately upon written notice to Zions. Notwithstanding the provisions of Section 4(a), Zions shall pay to you, as soon as practicable following the receipt of such notice of termination from you, a lump sum amount in cash equal to the sum of (i) any accrued but unpaid Quarterly Consulting Fee through the date of termination and (ii) the remaining Quarterly Consulting Fee payments that you would have received had you continued to provide the Services through September 30, 2014.
(c)    In the event of your death before September 30, 2014, Zions shall pay to your estate, as soon as practicable following your death, a lump sum amount in cash equal to the sum of (i) any accrued but unpaid Quarterly Consulting Fee through the date of your death and (ii) the remaining Quarterly Consulting Fee payments that you would have received had you continued to provide the Services through September 30, 2014.

5.	Indemnification
Zions confirms that nothing herein is intended to limit any rights you may have for indemnification or contribution under the Company’s certificate of incorporation or by-laws or equivalent governing documents of the Company and its affiliates or any rights to insurance coverage under any directors’ and officers’ liability insurance or fiduciary insurance policy of the Company, in each case, arising as a result of or in connection with your services as an officer, employee or consultant of Zions either before or after the expiration of the term of your Employment Agreement. Notwithstanding Section 9(d) of this letter, the Company’s obligations to you under Section 2(c)(v) of the Employment Agreement shall survive termination of the Employment Agreement.

6.	Independent Contractor
You acknowledge and agree that you are undertaking and performing the Services described in this letter as an independent contractor and not as an employee of Zions. You further acknowledge and agree that you are responsible for the payment of all applicable taxes and other governmental charges that may be levied on the Quarterly Consulting Fees and for the payment of all non-reimbursable expenses attributable to the rendering of the Services. As an independent contractor, you are not and will not be eligible to participate in any employee compensation or benefit plans, programs, policies or arrangements sponsored or maintained by Zions for its employees, even if your relationship with Zions is reclassified by any governmental authority. During the Consulting Term, neither you nor Zions will be or become liable or bound to any third party as a result of any representation, act or omission whatsoever of the other Party, without the prior express written authorization of the Party that is to be so liable or bound.

7.	Restrictive Covenants
(a)    Confidential Information. You hereby acknowledge that, as an employee of the Company, you have been making use of, and as a consultant for the Company you may be making use of, acquiring and adding to confidential information of a special and unique nature and value relating to the Company and its affiliates and their strategic plan and financial operations . You further recognize and acknowledge that all such confidential information is the exclusive property of the Company or its affiliates, is material and confidential, and is critical to the successful conduct of the business of the Company. Accordingly, you hereby covenant and agree that you will use such confidential information for the benefit of the Company and its affiliates only and shall not at any time, directly or indirectly, during your employment with the Company, during the Consulting Term or thereafter divulge, reveal or communicate any such confidential information to any person, firm, corporation or entity whatsoever, or use any such confidential information for your own benefit or for the benefit of others. Notwithstanding the foregoing, you shall be authorized to disclose such confidential information (i) as may be required by law or legal process, provided that you provide the Company with prior written notice and an opportunity to respond to such disclosure, unless such notice is prohibited under applicable law, (ii) in any criminal proceeding against you, provided that you provide the Company with prior written notice and an opportunity to seek protection for such confidential information, unless such notice is prohibited under applicable law, and (iii) with the prior written consent of the Company. Confidential information shall not include any information that is or becomes known in the industry or generally known to the public, other than as a result of your breach of your obligations under this Section 7(a).
(b)    Non-Solicitation of Employees and Customers. During your employment with the Company and for the period commencing upon the cessation of your employment through September 30, 2014, you shall not, without the prior written consent of the Company, directly or indirectly: (i) solicit or attempt to solicit, or interfere with or attempt to interfere with, the Company’s or any affiliate’s relationships with, any of its or their customers, or (ii) cause, induce, or solicit, or attempt to do so, any employee of the Company or any of their affiliates to terminate employment with the Company or any of their affiliates or to accept employment with, or an engagement to provide consulting or other services to, any business, operation, corporation, partnership, limited liability company, association, agency or any other person or entity by which you may be employed or engaged.
(c) Non-Disparagement. You hereby agree that you shall not make any statement that would libel, slander or disparage the Company or its affiliates or any of their respective past or present officers, directors, employees or agents. Nothing herein prevents you from responding accurately and fully to any question, inquiry or request for information when required by legal process; provided, however, that you provide the Company with reasonable prior written notice before responding to such a question, inquiry or request, unless such notice to the Company is prohibited under applicable law. The Company hereby agrees that its directors, Chief Executive Officer and officers who report directly to the Chief Executive Officer shall not make any disparaging statements about you. Nothing herein prevents the Company from responding accurately and fully to any question, inquiry or request for information when required by legal process; provided, however, that the Company provides you with reasonable prior written notice before responding to such a question, inquiry or request, unless such notice to you is prohibited under applicable law.

(d) You and the Company acknowledge and agree that the Company has legitimate business interests to protect relative to you, including, but not limited to, trade secrets and other valuable confidential and proprietary business information, and that you have legitimate reputational interests to protect under Section 7(c). You and the Company agree that the restrictions contained in this Section 7 are necessary and reasonable for the protection of the legitimate business interests of the Company and its affiliates described above and that the restrictions contained in Section 7(c) are necessary and reasonable for the protection of your legitimate reputational interests, that any breach of this Section 7 will cause the Company and its affiliates substantial and irrevocable damage and that any breach of Section 7(c) by the Company will cause you substantial and irrevocable damage, and therefore, the Company and you shall each have the right, in addition to any other remedies it or you may have, to seek specific performance and injunctive relief, without the need to post a bond or other security.
(e)    You and the Company specifically recognize and affirm that the covenants contained in this Section 7 are material and important terms of this letter which have induced the Company to provide for, and you to accept, the compensation provided hereunder, the Company to continue to disclose to you the confidential information referenced herein, and the parties to make the other promises made herein.

8.
Attorneys’ Fees. The Company will pay the reasonable fees of your attorney in connection with the negotiation and documentation of this letter, including the Release Agreement, within thirty (30) days of receipt of an invoice covering such fees.

9.	Miscellaneous
(a) Inspection and Return of Records; Compliance with Company Policies. You agree that any and all contracts, correspondence, books, accounts and other sources of information held, developed or obtained by you relating to Zions’ business (collectively, “Company Records”) shall be available for inspection by authorized representatives of Zions during the Consulting Term at your office during ordinary business hours upon reasonable notice to you. When the Consulting Term ends, you agree to promptly return to the Company all Company Records and confidential information of the Company and its affiliates in your possession. You also agree that during the Consulting Term you will continue to abide by the Zions Bancorporation Business Code of Ethics and other policies as outlined in the Zions Bancorporation Handbook.
(b) Mandatory Arbitration. Any controversy or claim between you and the Company arising out of or relating to or concerning this letter (including the covenants contained in Section 7, except for any such controversy or claim arising out of or relating to or concerning injunctive relief for breach or purported breach of Section 7, which you and the Company shall have the right, in addition to any other remedies you and it may have, to seek specific performance and injunctive relief with a court of competent jurisdiction, without the need to post a bond or other security) shall be finally settled by binding arbitration in Salt Lake City, Utah administered by the American Arbitration Association (the “AAA”) under its Commercial Arbitration Rules then in effect. A decision must be rendered within 10 days after the parties’ closing statements or submission of post-hearing briefs, and all expenses of arbitration or other proceeding under this Section 9(b) shall be borne by the Company, including without limitation any reasonable attorneys’ fees incurred by you in connection with such arbitration or proceeding.
(c) Governing Law. This letter shall be governed by and construed in accordance with the law of the State of Utah applicable to contracts made and to be performed entirely within that State. You agree to exclusive venue and jurisdiction in Salt Lake City, Utah.
(d) Entire Agreement; Employment Agreement and Change of Control Agreement. This letter constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous representations, proposals, discussions, and communications, whether oral or in writing with respect to the subject matter hereof; provided, however, that nothing in this Agreement shall supersede or otherwise affect your and Zions’ rights and obligations under the Employment Agreement and the Change of Control Agreement, dated May 5, 2010, between Zions and you (the “Change of Control Agreement”) prior to the cessation of your employment with Zions. This letter may be modified only in a writing signed by you and Zions. You agree that you are not entitled to assign, transfer or subcontract this letter or any of your rights or obligations hereunder without Zions’ express, prior written consent, in its discretion. Zions’ rights and obligations under this letter automatically will inure to the benefit of and be binding upon any successor to all or substantially all of its business or properties, whether by merger, consolidation, sale of assets or otherwise. You agree that the payments and benefits set forth in this letter are in full satisfaction of all payments and benefits owed to you by Zions (other than accrued benefits under any tax-qualified retirement or welfare plan sponsored or maintained by Zions, the amount of any unpaid base salary due to you through the term of your Employment Agreement, and any amounts that may become due to you under the Change of Control Agreement prior to the cessation of your employment), and that upon the cessation of your employment with Zions and except as otherwise set forth in Section 5 of this letter, your Employment Agreement and Change of Control Agreement shall terminate and be superseded and replaced, in their entirety, by this letter. Zions acknowledges and agrees that, notwithstanding the provisions of Section 8(d) of the Change of Control Agreement, upon the cessation of your employment with Zions, all of your obligations under Section 8 of the Change of Control Agreement shall terminate, including without limitation the non-competition provisions of Section 8(b) of the Change of Control Agreement.
(e) Notices. Any notices given under this letter (1) by Zions to you shall be in writing and shall be given by registered or certified mail, return receipt requested, postage prepaid, or by overnight courier service with proof of delivery, addressed to you at your address as identified above or (2) by you to Zions shall be in writing and shall be given by registered or certified mail, return receipt requested, postage prepaid, or by overnight courier service with proof of delivery addressed to the Chief Executive Officer of Zions at Zions corporate headquarters.
(f) Counterparts. This letter may be executed in counterparts, each of which will constitute an original and all of which, when taken together, will constitute one agreement.  Any signature to this letter that is delivered by facsimile or other electronic media shall be binding on the executing party.

(g)    Publicity. You acknowledge that the Company intends to file a copy of this letter as an exhibit to its next quarterly report on Form 10-Q. The Company shall give you an opportunity to review and comment on any other public disclosure that the Company proposes to make relating to your employment with the Company, the cessation of your employment with the Company, your consulting arrangement, or the terms and conditions of this letter, including any additional disclosures required to be made by the Company under applicable law, a reasonable time prior to the time that such disclosure is made.
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To confirm the foregoing terms are acceptable to you, please execute and return the copy of this letter, which is enclosed for your convenience.
Very truly yours,

ZIONS BANCORPORATION
/s/ Harris H. Simmons
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Name:    Harris H. Simmons
Title:     President and Chief Executive Officer

Accepted and Agreed:
/s/ Kenneth Peterson
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Kenneth Peterson